Exhibit 99.1

News Release
For Immediate Release

OccuLogix Enters into Definitive Merger Agreement to Acquire 100% of OcuSense
- Also Announces Intention to Effect Private Placement of Common Stock -

Toronto, ON—April 22, 2008— OccuLogix, Inc. (NASDAQ: OCCX; TSX: OC) announced today that it has signed a definitive merger agreement to acquire the minority ownership interest in San Diego-based OcuSense, Inc. that it does not already own.  Currently, OccuLogix owns 50.1% of the capital stock of OcuSense on a fully diluted basis.

Under the terms of the merger agreement, OccuLogix will be acquiring the minority ownership interest in OcuSense by way of a merger of OcuSense and a newly incorporated, wholly-owned subsidiary of OccuLogix.  As merger consideration, the Company expects to issue an aggregate of approximately 79,200,000 shares of its common stock to the minority stockholders of OcuSense.  The transaction will be subject to the approval of stockholders of both companies, as well as to customary closing conditions, including approval by the Toronto Stock Exchange.

OccuLogix also announced today that, subject to stockholder and regulatory approval, it intends to effect a private placement of up to U.S.$6,500,000 of common stock at a per share price that is the lower of (1) the average trading price of OccuLogix’s common stock at the time of purchase and (2) U.S.$0.10.  The Company intends to file a preliminary proxy statement within the next 30 days and to call a meeting of stockholders as soon as practicable in order to obtain stockholder approval of the merger and the private placement, among other matters.

The securities to be offered in the OcuSense merger transaction and the private placement have not been registered under the Securities Act of 1933, as amended (the “Act”) or any state securities laws or qualified under any Canadian provincial or territorial securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act and applicable state securities laws or in Canada absent a valid prospectus, or an applicable exemption from the prospectus requirements, under applicable provincial and territorial securities laws.

About OccuLogix, Inc.

OccuLogix (www.occulogix.com) is a healthcare company focused on ophthalmic devices for the diagnosis and treatment of age-related eye diseases.

About OcuSense, Inc.

OcuSense (www.ocusense.com) is an ophthalmic device company developing and commercializing novel, laboratory-on-a-card technologies that enable eye care practitioners to test for highly sensitive and specific biomarkers in tears at the point-of-care.

Forward-Looking Statements

This press release may contain forward-looking statements.  These statements relate to future events and are subject to risks, uncertainties and assumptions about the Company.  These statements are only predictions based on our current expectations and projections about future events.  You should not place undue reliance on these statements.  Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Forms 10-K and 10-Q.  We do not undertake to update any forward-looking statements.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Tom Reeves
(905) 602-0887
tom.reeves@occulogix.com